CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Kentucky First Federal Bancorp on the Pre-effective Amendment No.1 to Form S-4 of our report dated September 28, 2011 on the financial statements of Kentucky First Federal Bancorp and to the reference to us under the heading "Experts" in the prospectus.

/s/ Crowe Horwath LLP
Crowe Horwath LLP

Louisville, Kentucky

May 8, 2012